                                                                   EXIHIBIT 99.3
                               EMCORE CORPORATION
                       STOCK OPTION ASSUMPTION AGREEMENT


OPTIONEE:  1

          STOCK OPTION ASSUMPTION AGREEMENT issued as of the 5th day of December, 1997 by Emcore Corporation, a New Jersey corporation ("EMCORE").

          WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of MicroOptical Devices, Inc., a Delaware corporation ("MODE"), which were granted to Optionee under MODE'S 1996 Stock Option Plan (the "Plan") and are evidenced by a Notice of Grant of Stock Option and Stock Option Agreement (the "Option Agreement") between MODE and Optionee.

          WHEREAS, MODE has this day been acquired by Emcore through merger of a wholly-owned Emcore subsidiary ("Acquisition Corporation") with and into MODE (the "Merger") pursuant to the Agreement and Plan of Merger dated as of December 5, 1997 by and among Emcore, MODE, Acquisition Corporation and certain stockholders of MODE (the "Merger Agreement").

          WHEREAS, the provisions of the Merger Agreement require Emcore to assume all obligations of MODE under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

          WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is .17724 of a share of Emcore common stock ("Emcore Stock") for each outstanding share of MODE common stock (the "Conversion Ratio").

          WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by Emcore in connection with the Merger.

          NOW, THEREFORE, it is hereby agreed as follows:

          1. The stock options held by Optionee under the Plan immediately prior to the Effective Time (the "MODE Options") and the exercise price payable per share are set forth in Exhibit A hereto. Emcore hereby assumes, as of the Effective Time, all the duties and obligations of MODE under each of the MODE Options. In connection with such assumption, the number of shares of Emcore Stock purchasable under each MODE Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Conversion Ratio at which shares of MODE common stock ("MODE Stock") were converted into shares of Emcore Stock in consummation of the Merger. Accordingly, the number of shares of Emcore Stock subject to each MODE Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of Emcore Stock under the assumed MODE Option shall be as indicated for that option in attached Exhibit B.

          2. The intent of the foregoing adjustments to each assumed MODE Option is to assure that the spread between the aggregate fair market value of the shares of Emcore Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the MODE Stock subject to the MODE Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the MODE Option immediately prior to the Merger.

          3. The following provisions shall govern each MODE Option hereby assumed by Emcore:

               (a) Unless the context otherwise requires, all references to the "Corporation" in each Option Agreement, the Stock Purchase Agreement delivered to Optionee with each Stock Option Agreement and in the Plan (as incorporated into such Option and Stock Purchase Agreements) shall mean Emcore, all references to "Common Stock" shall mean shares of Emcore Stock, and all references to the "Plan Administrator" shall mean the Compensation Committee of the Emcore Board of Directors.

               (b) The grant date and the expiration date of each assumed MODE Option and all other provisions which govern either the exercisability or the termination of such assumed MODE Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase Emcore Stock.

               (c) If, as of the Effective Time, Optionee has been in MODE's Service, as defined in the Option Agreement, for less than one (1) year, then, after such Effective Time, the shares of Emcore Stock issuable upon exercise of each of Optionee's assumed MODE Options shall continue to vest in accordance with the Vesting Schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of Emcore Stock subject to each installment adjusted to reflect the Conversion Ratio. Accordingly, no accelerated vesting of the shares subject to such MODE Options shall be deemed to automatically occur by reason of the Merger.
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               (d) If, as of the Effective Time, Optionee has been in MODE's
          Service for at least one (1) year, then, effective as of the Effective Time, pursuant to the terms of the Option Agreement, the Vesting Schedule for each of Optionee's assumed MODE Options shall accelerate by twelve (12) months, so that MODE'S repurchase right with respect to each installment of option shares shall terminate, and vesting of each installment of option shares shall occur, twelve (12) months earlier than the date otherwise specified for such installment in the Vesting Schedule.

               (e) MODE's repurchase rights with respect to any unvested shares of MODE Stock issuable upon exercise of the MODE Options after the Effective Time shall be assigned to Emcore as of the Effective Time. Such repurchase rights shall be exercisable after the Effective Time with respect to all unvested shares of Emcore Stock issuable upon exercise of the MODE Options and shall be exercisable upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable thereunder and the repurchase price per share shall be adjusted to reflect the Conversion Ratio.

               (f) For purposes of applying any and all provisions of the Option Agreement relating to Optionee's Service, Optionee shall be deemed to continue in Service for so long as Optionee renders services as an employee, director, consultant or independent advisor to Emcore or any present or future Emcore subsidiary, including (without limitation) MODE. Accordingly, the provisions of the Option Agreement governing the termination of the assumed MODE Option upon Optionee's cessation of Service with MODE shall hereafter be applied on the basis of Optionee's cessation of Service with Emcore and its subsidiaries, and each assumed MODE Option shall accordingly terminate within the designated time period in effect under the Option Agreement for that option, following such cessation of Service with Emcore and its subsidiaries.

               (g) The adjusted exercise price payable for the Emcore Stock subject to each assumed MODE Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option.

               (h) In order to exercise each assumed MODE Option, Optionee must deliver to Emcore a written notice of exercise in which the number of shares of Emcore Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Emcore Stock and should be delivered to Emcore at the following address:

                    Emcore Corporation
                    394 Elizabeth Avenue
                    Somerset, NJ  08873
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                    Attention:  Thomas G. Werthan
                                -----------------

          4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.
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          IN WITNESS WHEREOF, Emcore has caused this Stock Option Assumption
Agreement to be executed on its behalf by its duly-authorized officer as of the 5th day of December, 1997.


                              EMCORE CORPORATION

                              By:
                                  ------------------------------------
                              Title:
                                     ---------------------------------

                                     ---------------------------------



                                 ACKNOWLEDGMENT


          The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her MODE Options hereby assumed by Emcore, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                              ------------------------------------
                              1, OPTIONEE



DATED: __________________, 199_
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                                   EXHIBIT A

Optionee's Outstanding Options to Purchase Shares of MicroOptical Devices, Inc.
                           Common Stock (Pre-Merger)



Optionee                       Shares  Exercise Price
--------                       ------  --------------

1                              2       3
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                                   EXHIBIT B

       Optionee's Outstanding Options to Purchase Shares of Emcore, Inc.
                           Common Stock (Post-Merger)



Optionee                       Shares  Exercise Price
--------                       ------  --------------

1                              4       5